Exhibit 99.2

Contact: Sunset Financial Resources Stacy Riffe 904-425-4365 sriffe@sfous.com	Investors: KCSA Worldwide Jeffrey Goldberger / Michael Cimini 212.896.1249 / 212.896.1233 jgoldberger@kcsa.com mcimini@kcsa.com

SUNSET FINANCIAL APPOINTS STACY M. RIFFE

INTERIM CHIEF EXECUTIVE OFFICER

JACKSONVILLE, Florida, July 20, 2006 – Sunset Financial Resources, Inc. (NYSE: SFO), today announced the appointment of Stacy M. Riffe as Interim Chief Executive Officer, which became effective July 14, 2006. Ms. Riffe replaces George Deehan, who has decided to leave the Company to pursue other interests. Ms. Riffe, 40, will also continue in her existing role as Sunset’s Chief Financial Officer.

Rodney Bennett, Chairman of the Board, stated, “Concurrent with our announced merger with Alesco Financial, Sunset began operating under a management agreement with Cohen Brothers. Since the announcement, Sunset has made considerable progress in preparation for the merger and in transitioning the Company’s assets into new target asset classes. Stacy has been the driving force during this period, managing these efforts and establishing the necessary framework to ensure a successful merger. We are highly confident in Stacy’s abilities as she continues to guide the Company through the remainder of the merger process. We understand George’s decision to pursue other opportunities, and on behalf of the board I would like to thank George for his contributions to Sunset Financial. We wish him well in his future endeavors.”

Mr. Deehan added, “Since the announcement of the merger and entry into the external management agreement, the management team has worked diligently on all fronts. At this point in the process, I feel the Company is well on its way to successfully completing the merger. Stacy has been a tremendous leader throughout the process and has spearheaded much of the merger work in addition to her other responsibilities at Sunset. She has proven herself ready for the task at hand.”

Ms. Riffe concluded, “I am pleased with the substantial progress we have made on the merger and look forward to bringing it to a successful conclusion. We continue to make steady progress toward redeploying our assets into new target asset classes under the external management agreement. I remain confident in the underlying value of the merger and believe the transaction is in the best interest of all stockholders.”

On April 27, 2006, Sunset Financial and Alesco Financial Trust announced a definitive agreement to merge and entered into an interim management agreement. The merged company will pursue Alesco’s investment strategy focused on trust preferred securities issued by banks and insurance companies, middle market loans and residential mortgage backed securities. Under the management agreement in place since April 27, 2006, Sunset has begun redeploying its assets into assets consistent with Alesco’s investment strategy. To date Sunset has sold approximately $373 million of its residential mortgage-backed securities portfolio, repaid related reverse repurchase agreements, terminated related interest rate swap agreements and has redeployed the net proceeds of approximately $24 million into a warehouse line of credit that will support the accumulation of approximately $225 million of trust preferred securities and also purchased 46% of the preferred equity of an entity that issues loan obligations which are collateralized by approximately $186 million of leveraged loans. Additionally, Sunset has committed to sell approximately $441 million of its residential mortgage-backed securities portfolio for settlement during the week of July 24, 2006. After repayment of related reverse repurchase agreements and termination of certain interest rate swaps, the Company will receive net proceeds of approximately $26 million for redeployment into new assets.

About Sunset Financial Resources

Sunset is a specialty finance REIT headquartered in Jacksonville, Florida and trades on the New York Stock Exchange under the symbol “SFO”.

Certain statements in this news release may constitute “forward-looking statements” within the meaning of the federal securities laws and involve risks, uncertainties and other factors, which may cause the actual performance of Sunset Financial Resources, Inc. to be materially different from the performance expressed or implied by such statements. These risks include the failure of the Company to successfully execute its business plan, gain access to additional financing, the availability of additional loan portfolios for future acquisition, continued qualification as a REIT, the cost of capital, as well as the additional risks and uncertainties detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.

Sunset has filed a preliminary proxy statement/prospectus with the Securities and Exchange Commission and will file a final proxy statement/prospectus and a tender offer statement on Schedule TO with the SEC. Investors are urged to read the proxy statement/prospectus, the tender offer statement (including an offer to purchase and related documents) when they becomes available because they will contain important information. These materials will be available free of charge at the SEC’s website, www.sec.gov, or by directing a request to sriffe@sfous.com.

Sunset, its directors, and its executive officers may be considered participants in the solicitation of proxies in connection with the proposed transactions. Information about the directors and executive officers of Sunset and their ownership of Sunset stock is set forth in the 2005 Annual Report on Form 10K. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement/prospectus for the proposed merger when it becomes available.

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